Exhibit 4.1

Form of Convertible Promissory Note

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

FORM OF CONVERTIBLE PROMISSORY NOTE

$______	August __, 2023

FOR VALUE RECEIVED, KeyStar Corp., a Nevada corporation (the “Company”), hereby promises to pay to the order of __________ (the “Purchaser”), the principal sum of $__________, together with interest on such outstanding principal computed from and including the Date of Issuance at the rate equal to twelve percent (12%) per annum. Accrued interest shall be computed on the basis of a 365-day year, based on the actual number of days elapsed.

This Convertible Promissory Note (this “Note”) is one of several issued by the Company pursuant to that certain Convertible Note Purchase Agreement dated the date set forth above, entered into by and between the Company and the Purchaser (the “Purchase Agreement”), and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.

1. Principal Payments. Unless converted into Conversion Shares in accordance with Section 6 of the Purchase Agreement, the outstanding principal together with all accrued and unpaid interest of this Note shall be due and payable in a single balloon payment by the Company on the Maturity Date. All payments of principal and interest will be made in cash in lawful money of the United States of America paid and delivered, in immediately available funds, at the principal office of the Purchaser, or at such other place as the Purchaser may from time to time designate in writing to the Company.

2. Interest Payments. During the term of this Note, accrued interest shall be paid to Purchaser monthly, beginning with the first payment on September __, 2023 and continuing on the same date for each successive month until the earlier of the Maturity Date or Conversion.

3. Prepayment Option. The Company shall have no right to prepay all or any portion of the outstanding principal under this Note prior to the Maturity Date. Any tender of payment by the Company of all or any portion of the outstanding principal under this Note shall be deemed an attempt to circumvent the prohibition against prepayment and shall be deemed null and void.

4. Conversion of the Notes. This Note and any amounts due hereunder are convertible into Conversion Shares in accordance with the terms of Section 6 of the Purchase Agreement.

5. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Purchaser will be governed by the terms of the Purchase Agreement.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the Company and the Purchaser; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Requisite Noteholders. Any transfer of this Note may be affected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Purchaser and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Purchasers (or their respective successors or assigns).

7. Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8. Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Purchaser as a payment of principal.

9. Transfer of Notes. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

10. Events of Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Requisite Noteholders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (b) or (c) below), this Note shall accelerate, and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) the Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

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11. Company Waiver; Delays and Omissions. The Company hereby waives demand, notice, presentment, protest and notice of dishonor. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Purchaser, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

12. Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute] will be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

13. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

KEYSTAR CORP.

By:
Name:	Mark Thomas
Title:	CEO

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $_______ ON THIS PROMISSORY NOTE IS BEING PAID BY THE COMPANY DIRECTLY TO THE FLORIDA DEPARTMENT OF REVENUE.

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